EXHIBIT 10.3

FEDERAL HOME LOAN BANK OF CINCINNATI

Executive Incentive Compensation Plan
Plan Document

Revised
February, 2005

FEDERAL HOME LOAN BANK OF CINCINNATI

Executive Incentive Compensation Plan

FEDERAL HOME LOAN BANK OF CINCINNATI

Executive Incentive Compensation Plan

PLAN DOCUMENT

1.0	Plan Objectives

1.1	The purpose of the Federal Home Loan Bank of Cincinnati’s Executive Incentive Compensation Plan is to achieve four objectives:

1.1	Promote the achievement of the Bank’s profitability and business goals;

1.2	Link executive compensation to specific Bankwide and individual performance measures;

1.3	Provide a competitive reward structure for senior officers and other key employees; and

1.4	Provide a vehicle for closer Board involvement and communication with management regarding Bank strategic plans.

2.0	Definitions

2.1	When used in the Executive Incentive Compensation Plan, the following words and phrases shall have the following meaning:

2.1.1	Bank means the Federal Home Loan Bank of Cincinnati;

2.1.2	Plan means this Executive Incentive Compensation Plan;

2.1.3	Board means the Bank’s Board of Directors;

2.1.4	The Personnel Committee means the Personnel Committee of the Board;

2.1.5	Participant means a person who, at the discretion of the Board, is eligible to take part in the Plan for a designated Plan year, and who has been named as a Participant for that Plan year by the President, with the concurrence of the Personnel Committee;

2.1.6	Plan year means the calendar year, January 1 through December 31, over which both Bank and Participant performance is measured;

2.1.7	Disability means the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which the Participant was employed by the Bank when such disability commenced, as determined by the Personnel Committee with Board approval. All determinations as to the date and extent of disability shall be made upon the basis of such evidence, including independent medical reports and data, as the Personnel Committee deems necessary and desirable. All determinations shall be final and binding.

3.0	Eligibility

3.1	Individual employees eligible for participation will be defined annually by the President, with the concurrence of the Personnel Committee. (See Appendix A — Plan Participants for current Plan year).

3.2	Eligibility shall normally be limited to officer positions whose functional responsibility encompass the establishment of strategic direction and tactical action plans for the Bank, or operating results at the divisional level. Other employees may also be eligible to participate as defined by competitive compensation practices within the Bank’s labor market.

3.3	Due to its unique role for the Bank and reporting relationship to the Board, the Internal Auditor position will not be included as an eligible position under the Plan, but will be eligible for a similar plan administered by the Audit Committee of the Board.

3.4	There will be five levels of participation:

Level I:	President

Level II:	Executive Vice Presidents

Level III:	Senior Vice Presidents with major profit center responsibilities

Level IV:	Vice Presidents with substantial profit center responsibilities

Level V:	Assistant Vice Presidents and Officers controlling departments having a major impact on costs or other Bank functions.

4.0	Incentive Award Opportunity

4.1	Each Plan year, the Bank will provide an award opportunity to Participants. The award opportunity shall be a percentage of each Participant’s annual base salary at the end of the Plan year. Certain executive positions have a greater and more direct impact than others on the annual success of the Bank; therefore, these differences are recognized by varying award opportunities for each Participant level. (See Appendix B — Award Opportunity and Performance Mix for current Plan year award opportunities.)

5.0	Performance Mix

5.1	Participants will earn their incentive award by achieving a combination of Bankwide objectives and individual goals. The Level I and Level II Participants will earn an incentive award based solely on the achievement of Bankwide objectives.

5.2	Incentive awards will be weighted between Bankwide objectives and individual goals for Participants in Levels III through V, and will vary by Participant level: The more control and influence a Participant has on Bankwide goals, the greater the Participant’s weighting on Bank goals will be. Likewise, the less control and influence a Participant has on Bankwide goals, the greater the weighting on that Participant’s individual goals. (See Appendix B — Award Opportunity and Performance Mix for current Plan year weightings).

6.0	Performance Measures

6.1	Bankwide and individual performance measures will be established with respect to each Plan year. Three achievement levels will be set for each Bankwide and individual measure, and include:

Threshold	The minimum achievement level accepted for the performance measure.

Target	The planned achievement level for the performance measure.

Maximum	The achievement level for the performance measure which substantially exceeds the planned level of achievement.

6.2	Bankwide measures will be established by the Personnel Committee with Board approval. (See Appendix C — Bank Performance Measures for current plan year Bank measures).

6.3	Participants in Levels III through V will typically have three to five major goals established that reflect the priorities of the Participant for the Plan year. Each goal will be weighted to reflect its relative importance, with a minimum weight of 10% per goal.

6.4	Participants must submit their individual goals in writing to the Executive Vice President and receive written approval of such goals in order to be eligible to receive an incentive award based on their individual performance.

6.5	All individual performance goals are to remain in effect for the entire plan year. However, in their sole discretion, the Personnel Committee with Board approval may revise Bank performance measures and the President may revise individual performance goals for the Plan Year after the year commences.

7.0	Award Determination

7.1	The method of determining the incentive award will be according to the following sequence:

7.1.1	Define the dollar value of the target award opportunity for the Participant.

7.1.2	Determine the amount of the target award opportunity that is attributable to Bank performance and to individual performance.

7.1.3	After the Plan year ends, evaluate actual Bank performance against the Bankwide performance measures stated in Appendix C. Assess Bank performance as it relates to the threshold, target and maximum awards as necessary.

7.1.4	Using the award opportunity table described in Appendix B, determine the Bank incentive award by relating the level of actual Bank performance derived in 7.1.3 to the award opportunity for the Participant’s level. Interpolate between the threshold, target and maximum awards as necessary.

7.1.5	After the Plan year ends, evaluate actual individual Participant performance against the individual performance goals. Assess performance as it relates to the threshold, target and maximum performance measures.

7.1.6	Using the award opportunity table described in Appendix B, determine the individual incentive award by relating the level of actual individual performance derived in 7.1.5 to the award opportunity for the

Participant’s level. Interpolate between the threshold, target and maximum awards as necessary.

7.1.7	Sum the Bank and individual awards to determine a total award for each Participant. The President with Personnel Committee approval may recommend the Board adjust the awards of Participants.

7.2	The Level I Participant shall not receive an award under this Plan if during the most recent examination of the Bank by the Federal Housing Finance Board (FHFB), an unsafe or unsound practice or condition with regard to the Bank was identified. However, the Level I Participant may receive such award provided that the finding of an unsafe or unsound practice or condition is subsequently resolved in favor of the Bank by the FHFB.

8.0	Award Conditions

8.1	Three events must occur before an incentive award may be made to a Participant:

8.1.1	The Bank must achieve one or more of the threshold measures of performance as defined in Appendix C;

However, at the Personnel Committee’s sole discretion, an incentive award may be recommended for Bank performance below threshold subject to final approval by the Board of Directors.

8.1.2	The President must determine and the Personnel Committee must concur that Bank performance is consistent with bestowing achievement awards; and,

8.1.3	The Participant’s immediate supervisor and the President must determine that the individual’s overall performance meets their expectations.

8.2	Should any individual Participant’s performance meet these expectations but the Bank fail to achieve one or more of its threshold performance measures no incentive award will be made to any Participant. Likewise, if the Bank achieves all its threshold performance measures but a Participant’s performance fails to meet these expectations no incentive award will be made to the Participant.

9.0	Participant Performance Reviews

9.1	Participant performance reviews will be scheduled to occur quarterly with a final assessment after the Plan year ends.

9.2	The President’s performance (Level I) will be appraised by the Personnel Committee. All other Participants will be appraised by the President and the Participant’s immediate supervisor, when applicable.

10.0	Plan Communication

10.1	Communications with Participants regarding the Plan should be made according to the following schedule:

Fourth quarter of the prior year	Communicate next year’s Bank and department goals, and identify next year’s Plan Participants.

First quarter of the Plan year	Communicate Bankwide goals for the Plan Year. Individual goal setting

Quarterly	Interim assessments of progress toward achieving Bank and individual goals.

End of plan year	Final assessment of Bank and individual performance.

11.0	Administrative Control

11.1	The Bank’s Director of Human Resources will assist, as requested, the President in the administration of the Plan. Oversight of the Plan’s operation will be provided by the Personnel Committee.

11.2	The Personnel Committee, in consultation with the President, and subject to Board approval, is responsible for interpreting and applying the terms of the Plan. These interpretations and applications shall be final and binding.

12.0	Miscellaneous Conditions

12.1	Except as provided in Section 12.4, Participants must be employed on the last day of the Plan year to receive an award.

12.2	Employees of the Bank who are hired, transferred or promoted into an eligible position within the first six months of the Plan year may be nominated for participation in the Plan in accord with Section 3.1, and receive a prorated incentive award.

12.3	Employees of the Bank who are hired, transferred or promoted into an eligible position during the last six months of the Plan year will be eligible for nomination by the President to participate the following Plan year.

12.4	The President may nominate Participants who terminate employment, retire, die or become disabled during the Plan year to receive a prorated award.

12.5	If a Participant ceases employment after the Plan year but before the Board approves the incentive award for that Plan year, the President may recommend, with the concurrence of the Personnel Committee, that the Participant receive an award.

12.6	Participation in the Plan will not entitle any Participant to an award.

12.7	The designation of an employee as a Participant in the Plan does not guarantee employment. Nothing in this Executive Incentive Compensation Plan will confer on any employee the right to be retained in the service of the Bank nor limit the right of the Bank to terminate or otherwise deal with any employee.

12.8	In the event the Bank does not achieve threshold performance levels, the President may recommend, with the concurrence of the Personnel Committee, incentive awards for extraordinary individual performance.

12.9	All awards under the Plan will be paid out in cash and will be subject to appropriate payroll tax withholdings.

12.10	No incentive award received by a Participant shall be considered as compensation under any employee benefit plan of the Bank, except as otherwise determined by the Bank.

12.11	Incentive awards will be made as soon as practical following the end of the Plan year.

12.12	The Board has the right to revise, modify, or terminate the Plan in whole or in part at any time or for any reason, and the right to modify any recommended incentive award amount (including the determination of a lesser award or no award), without the consent of any Participant.

12.13	Since no employee has a guaranteed right to any award under this Executive Incentive Compensation Plan, any attempt by an employee to sell, transfer, assign, pledge, or otherwise encumber any anticipated award shall be void, and the Bank shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person who might anticipate an award under this program.

12.14	This Executive Incentive Compensation Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Bank for payment of any award under this program.

APPENDICES

APPENDIX A:

Plan Participants — 2005 Plan Year

Level                     Name                     Title

APPENDIX B:

Incentive Award Opportunity and Performance Mix

2005 Award Opportunity (as a percentage of base salary)1

Achievement Levels

Level	Threshold	Target	Outstanding
I	25.0%	50.0%	70.0%
II	15.0%	40.0%	55.0%
III	15.0%	30.0%	45.0%
IV	10.0%	20.0%	35.0%
V	5.0%	10.0%	20.0%

Weightings (as a percentage of target award opportunity)

Measures

Level	Bank	Individual
I	100%	0%
II	100%	0%
III	75%	25%
IV	60%	40%
V	50%	50%

[1] Earned incentive awards that fall between any of the designated achievement levels (i.e., threshold, target, and outstanding) will be interpolated.

APPENDIX C:

Bank Performance Measures

There will be ten (10) Bank performance measures for the 2005 Plan Year.

Threshold	Target	Maximum

I.	Member Asset Activity: Aggregate Incentive Weight — 30%

a)	Average Advances & Related LOCs

Incentive Weight: 5%

b)	Increase in Average Credit Balances with Members with Current Assets < $600M

Incentive Weight: 7.5%

c)	New Credit Services Users

Incentive Weight: 7.5%

d)	MPP New Mandatory Delivery Contracts

Incentive Weight: 10%

e)	MPP Participating Financial Institutions – 2005 New Users

Incentive Weight: 5%

II.	Housing & Community Outreach: Aggregate Incentive Weight — 25%

a)	Members Using One or More Housing & Community Investment Programs during 2005

Incentive Weight: 15%

b)	Community Outreach Events

Incentive Weight: 10%

III.	Profitability: Incentive Weight — 35%

Adjusted Net Income equal to 2005 Average Three-month LIBOR Rate Plus Basis Points Spread

IV.	New Membership: Aggregate Incentive Weight — 10%

a)	2005 Membership Approvals

Incentive Weight: 7.5%

b)	2005 Insurance Membership Approvals

Incentive Weight: 2.5%